As filed with the Securities and Exchange Commission on December 20, 2001
                                                         Registration No._______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                          LIGHTPATH TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                                86-0708398
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                           (Identification No.)

                 3819 Osuna, N.E., Albuquerque, New Mexico 87109
                                 (505) 342-1100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Donna Bogue
                             Chief Financial Officer
                          LightPath Technologies, Inc.
                                 3819 Osuna, NE
                          Albuquerque, New Mexico 87109
                                 (505) 342-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Joseph M. Crabb, Esq.
                         Squire, Sanders & Dempsey L.L.P
                             40 North Central Avenue
                                Phoenix, AZ 85004
                            Telephone: (602) 528-4000
                            Facsimile: (602) 253-8129

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___

     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                       CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                    Proposed maximum        Proposed maximum
   Title of each class of       Amount to be         offering price        aggregate offering          Amount of
securities to be registered      registered           per unit (1)              price (1)          registration fee
--------------------------------------------------------------------------------------------------------------------
Class A common stock, $0.01
par value (2)                        181,000             $3.89                 $  704,090                $168.28
--------------------------------------------------------------------------------------------------------------------
Class A common stock, $0.01
par value (3)                        201,250             $3.89                 $  782,863                $187.10
--------------------------------------------------------------------------------------------------------------------

                      TOTAL:         382,250                                   $1,486,953                $355.38
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(g) under the Securities Act, of 1933, as amended, based on the average of the high and low prices of a share of Class A Common Stock as reported on the Nasdaq National Market on December 17, 2001.
(2) Represents shares of Common Stock issuable upon exercise of options issued to officers and employees of the Company (the "stock options").
(3) Represents shares of Common Stock issuable upon exercise of options issued to certain holders of the Company's Class E shares, in connection with the settlement of certain litigation related thereto (the "settlement options").

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES PURSUANT TO THIS REGISTRATION STATEMENT UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 2001

                                   PROSPECTUS

                                 382,250 SHARES
                             OF CLASS A COMMON STOCK

                          LIGHTPATH TECHNOLOGIES, INC.
                                3819 Osuna, N.E.
                          Albuquerque, New Mexico 87109
                            Telephone: (505) 342-1100

All of the shares of Class A Common Stock being sold are being offered and sold by certain of our shareholders on a delayed or continuous basis, pursuant to the exercise of registration rights. We have agreed to bear all the expenses of registration of the shares in this Prospectus.

Our Class A Common Stock is traded in the over-the-counter market through the Nasdaq National Market system under the symbol LPTH. On December 17, 2001, the closing price of the Class A Common Stock on the Nasdaq National Market system was $4.08 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING AT PAGE 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December __, 2001.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information                                         (ii)
Prospectus Summary                                                            1
The Offering                                                                  6
Risk Factors                                                                  8
Selling Shareholders                                                         25
Use of Proceeds                                                              27
Determination of Offering Price                                              27
Plan of Distribution                                                         27
Description of Securities                                                    29
Legal Matters                                                                29
Experts                                                                      29
Interest of Named Experts and Counsel                                        29
Indemnification                                                              29

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Copies of publicly available documents that we have filed with the SEC can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of that registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

The SEC allows us to "incorporate by reference" to the information we file with them, which means that we can disclose important information to you in this prospectus by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the

SEC after the date of this prospectus will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is complete:

+    our annual report on Form 10-KSB for the fiscal year ended June 30, 2001;
+    our proxy statement relating to the 2001 Annual Meeting;
+ our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001; and
+ the description of our Class A Common Stock included in our registration statement on Form 8-A filed on January 13, 1996.

     We will provide you with copies of any of the documents incorporated by reference, at no charge to you, however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

     LightPath Technologies, Inc. 3819 Osuna, N.E. Albuquerque, New Mexico 87109
Attn: Investor Relations Telephone: (505) 342-1100

     You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

     This prospectus does not constitute an offer of these securities in any state where the offer is not permitted. The selling shareholders are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Class A Common Stock.

                               PROSPECTUS SUMMARY

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES PURSUANT TO THIS REGISTRATION STATEMENT UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE FOLLOWING SUMMARY SHOULD BE READ TOGETHER WITH THE MORE DETAILED INFORMATION IN OTHER SECTIONS OF THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" AT PAGE 8 OF THIS PROSPECTUS.

                          LIGHTPATH TECHNOLOGIES, INC.

     LightPath is a manufacturer of families of high-performance fiber-optic collimator and isolator products, GRADIUM(R) glass lenses and utilizes other optical materials to produce products that manipulate light. We also perform research and development for optical solutions in the fiber telecommunications and traditional optics markets. On April 14, 2000, we acquired Horizon Photonics, Inc. ("Horizon"), a California corporation originally founded in July 1997. Horizon is an emerging leader in the automated production of passive optical components for the telecommunications and data communications markets. Horizon manufactures isolator products at their Walnut, California facility. On September 20, 2000, the Company acquired Geltech, Inc., a Delaware corporation, ("Geltech"), a leading manufacturer of precision molded aspherical optics used in the active telecom components market to provide a highly efficient means to couple laser diodes to fibers or waveguides.

     We operate through two operating segments; optoelectronics and fiber telecommunications ("telecom"), and traditional optics (e.g. lasers, data storage, bar coding, medical equipment, consumer optics, etc.). We manufacture and sell the following types of telecom products: (i) collimators, (ii) isolators and (iii) molded aspheric lenses. Collimators are assemblies that are used to straighten and make parallel diverging light as it exits a fiber. An isolator is used to prevent the back reflection of optical signals that can degrade transmitter and amplifier performance. Molded aspheres are used in telecom applications to collimate or couple light as it emerges from a fiber. Collimators, isolators, molded aspheres and other optical components are used throughout fiber optic systems. Such systems are used by the telecommunications industry with a goal of increased bandwidth, through the development of all optical networks, by combining multiple light streams from individual transmissions onto a single optical fiber. We are also planning to develop other products related to the optoelectronics and telecommunications industry through licenses and relationships with other manufacturers.

     We also manufacture traditional optics products including: (i) GRADIUM glass products, lenses, prisms and (ii) molded aspheric lenses. GRADIUM glass is an optical quality glass material with varying refractive indices used for optics such as lenses for YAG lasers. Molded aspheres are used in non-telecom applications such as optical data storage, high precision printing, bar coding and by manufacturers of medical equipment. In addition, we manufacture a family of traditional optics including laser flow tubes, polished cylinders and flats, and prisms.

     WHAT IS GRADIUM GLASS? GRADIUM glass is an optical quality glass material with varying refractive indices, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element conventional lens systems. We believe that GRADIUM glass lenses provide advantages over conventional lenses for certain applications. By reducing optical aberrations and the number of lenses in an optical system, GRADIUM glass can provide more efficient light transmission and greater brightness, lower production costs, and a simpler, smaller product. While we believe that other researchers have sought to automate production of passive optical components and to produce optical quality lens material with the properties of GRADIUM glass, we are not aware of any other person or firm that has developed a repeatable manufacturing process comparable to our abilities or with the ability to produce such material on a prescribable basis.

     TO WHICH INDUSTRIES ARE LIGHTPATH'S PRODUCTS BEING MARKETED? - Our management and marketing focus is organized with the intended purpose of serving two separate markets: (1) optoelectronics and fiber telecommunications ("telecom"), and (2) traditional optics (e.g. lasers, data storage, bar coding, medical equipment, consumer optics, etc.). We believe that GRADIUM glass and other optical materials can potentially be marketed for use in many optics and optoelectronics products.

     OPTOELECTRONICS AND FIBER TELECOMMUNICATIONS (TELECOM PRODUCTS)

     Optoelectronics technologies consist of an overlap of photonics and electronics and are key enablers of "Information Age" technologies, such as fiber optic communications, optical data storage, laser printers, digital imaging, and sensors for machine vision and environmental monitoring. The telecom/datacom networks are facing explosive growth. The dramatic rise of the Internet, office automation, videoconferencing, local and wide area networking, and remote access telecommunications has fueled the demand for more and more network capacity in both long-haul telecommunications and cable television networks.

     Given the inherently faster speed of light signals in fiber-optic networks and their immunity from electromagnetic interference, fiber-optic systems are replacing existing copper wire networks for long-haul (more than 600 kilometers) telecommunications networks. Cable television networks are also shifting to fiber-optic solutions for the distribution of signals from the broadcast station to the local cable distribution hubs. Today, fiber-optic cable is the primary medium for long-haul telecommunications and cable television networks and is making inroads to replace copper in the shorter distance "metro loops" that serve larger metropolitan and other public networks with transmission distances of less than 100 kilometers. By the beginning of 1999, over 44 million kilometers of fiber was installed throughout the world, and analysts estimate that this figure will grow to 67 million kilometers by the year 2001. (Kessler Marketing Intelligence).

     COLLIMATORS

     Prior to 1998, we targeted various optoelectronic industry market niches as potential purchasers of our GRADIUM glass products. During 1998, we began the development of products for the emerging optoelectronics markets, specifically in the areas of fiber telecommunications. With our resolution of packaging and alignment issues we demonstrated our first passive optoelectronic product, the SMF Assembly, in 1998. This product is manufactured with automated production techniques we developed which utilizes laser fusion and fiber attachment. During 1999 and 2000, we expanded this product line, demonstrating to the telecommunication optical components industry that we can provide low cost products and solutions to meet their telecom-related collimator needs.

     ISOLATORS AND WDM SYSTEMS

     The demand for increased bandwidth in fiber-optic networks has led to the widespread use of a once-theoretical method for transmitting multiple signals at slightly different wavelengths through a single fiber to achieve efficient use of fiber capacity. This technique, known as wavelength division multiplexing, or WDM, requires separate source lasers transmitting slightly different wavelengths for each signal or "channel" and more complex modulators and optical amplifiers to control and amplify the signal in the network. WDM systems, originally developed for eight separate channels in 1996, are currently being designed to carry as many as 128 separate channels with 0.4 of a nanometer in differentiation between wavelengths. In theory, a single pair of optical fibers can carry more than 10 terabits of information per second, which is roughly equivalent to 156 million voice channels or 500,000 simultaneous two-way HDTV channels. Through Horizon and our investment in LightChip, we have positioned ourselves with products that are used within WDM systems.

     With our acquisition of Horizon, we acquired an emerging leader in the automated production of passive optical components for the telecommunications and data communications markets. Horizon believes its primary strength is the design of optical subassemblies for automation. Horizon's team has a comprehensive background in the field of fiber optics, taking research efforts "off the bench" and into manufacturing. Drawing upon years of experience in automation, optoelectronic package design and testing, and a multitude of technical disciplines, Horizon has demonstrated novel solutions for today's WDM design and processing challenges. By targeting product families and creating common platforms for each, Horizon can rapidly tailor variations within a family, as the customer demands, and without major process or tooling changes. This philosophy is evident in their proprietary micro-fixture design and automated platform manufacturing process. This platform allows robots to mount micro-optics in small transferable fixtures that can be processed at various levels and converted into a variety of finished products. We believe Horizon has a competitive advantage for a certain segment of OEM business, especially as it relates to isolator products, since its proprietary platform allows Horizon to produce unique designs at competitive prices in a flexible, automated process.

     In fiscal 2001, Horizon released a new line of isolator assemblies for application in the metro and access telecom markets. This new line is based on a flexible manufacturing platform which can address a wide range of customer specifications while attracting lower cost applications.

     ASPHERIC LENSES

     Lenses in telecommunications applications perform two major tasks. One is for the collimation of light as it emerges from the fiber. This collimated light then passes through multiple components including isolators, filters, and a second collimator, before returning back into a fiber. The second major task is coupling light at the output of a laser diode to a fiber or waveguide. Aspheric lenses and lens arrays are used in both of these configurations.

     Telecom products manufactured using this technology include aspheric lenses, sub-millimeter lenses and lens arrays. Several new products targeting telecommunications applications, and using this technology are under development at Geltech. These new products include low-cost aspheric lenses, anamorphic lenses, cross cylinder lenses, multifunctional optical components and new components for low cost WDM products. All of these products have key relevancy for many different applications in the telecommunications market.

     SWITCHES

     In 1999, we entered into an exclusive licensing agreement with Herzel Laor for the commercialization of two fiberoptic opto-mechanical switch technologies. In August 2000 we introduced the LP1600 opto-mechanical switch at the National Fiber Optics Engineers Conference in Denver, Colorado. The Company planned to manufacture the switch at its Albuquerque location using its patented automated fiber fusion however, due to the current economic environment we have elected to delay expenditures required to launch this product in fiscal 2002. We will concentrate instead on development of further enhancements to existing product lines.

     WAVEGUIDES

     Waveguides and Waveguide Array Gratings are important technologies for coupling and splitting wavelengths of light in DWDM applications. Typical configurations are made of silica on silicon and new developments are being made using Sol-Gel. The largest market segment for waveguide usage is in the area of multiplexing/demultiplexing.

     OTHER PRODUCTS

     We are currently developing additional optoelectronics products based on our proprietary technologies. Key strategic alliances with technology and marketing partners to design, build and sell next generation integrated components and devices may be considered in the future. However, we do not currently have any agreements, other than those discussed above, to enter into any strategic alliances for this purpose.

TRADITIONAL OPTICS

     LASER MARKETS FOR GRADIUM LENSES

     We initially emphasized laser products because we believed GRADIUM lenses could have a substantial immediate commercial impact in laser products with a relatively small initial investment. The majority of the increase from sales of lenses is due to optics used by YAG lasers. Generally, optical designers can substitute our standard GRADIUM glass components for existing laser lens elements. Lasers are presently used extensively in a broad range of consumer and commercial products, including robotics, wafer chip inspection, bar code reading, document reproduction and audio and video compact disc machines. Because GRADIUM glass can concentrate light transmission into a much smaller focal spot than conventional lenses, we believe, and customers test results confirm, that GRADIUM glass has the ability to improve the current standard of laser performance. In 1998, our distributor, Permanova Lasersystems AB of Sweden, completed a lengthy trial and testing period on GRADIUM YAG lenses which they qualified into systems produced by Rofin-Sinar GmbH, a major OEM manufacturer of high-powered CO2 and YAG lasers, headquartered in Germany.

     Our growth strategy is to increase our emphasis on key laser market niches and establish the necessary products and partnership alliances to sell into Europe and Asia as well as the U.S. market. During fiscal 1999, LightPath and Rodenstock Prazisionsoptik GmbH (Rodenstock) executed an agreement to transfer to Rodenstock the exclusive, application-related utilization and distribution of GRADIUM lenses throughout Europe. The agreement was for an initial five-year period. Rodenstock sold their precision optics division to Linos AG, a pioneer in the field of photonics, in June 2000. We believe our agreement and relationships will continue to grow under the Linos AG/Rodenstock alliance. We also have established relationships with eight additional foreign distributors.

     MOLDED ASPHERES

     In 1994, Geltech acquired the Precision Molded Optics process from Corning, Inc. Geltech's traditional optics product applications are molded aspheres used in optical data storage, high precision printing, bar coding and by manufacturers of medical equipment. In addition to the molded aspheres, Geltech also manufactures a family of traditional optics including laser flow tubes, polished cylinders and flats, and prisms. These devices are primarily sold to manufacturers of medical devices, laser eye surgery equipment, and other traditional optic applications.

     HOW HAS LIGHTPATH DEVELOPED GRADIUM GLASS PRODUCTS? From our inception in 1985 until June 1996, we were classified as a development stage enterprise that engaged in basic research and development. We believe that most of our product sales made during this period were to persons evaluating the commercial application of GRADIUM glass or using the products for research and development. During fiscal year 1997, our operational focus began to shift to commercial product development and sales.

     In fiscal year 1998, we began to explore the development of products for emerging markets such as optoelectronics, photonics and solar due to the number of potential customer inquiries into the ability of GRADIUM glass to solve optoelectronic problems, specifically in the areas of fiber telecommunications. In 1998, the resolution of packaging and alignment issues, along with advances made by LightChip with WDM equipment, led us to develop a strategy to enter the telecom optical components market. This strategy is built around automated production of the telecom components using laser fusion and fiber attachment techniques we have developed. We have also maintained our emphasis on optical materials where we gained expertise during the development of GRADIUM glass. During fiscal 1998, sales of lenses to the traditional optics market continued with increases in sales of lenses used in the YAG laser market, catalog and distributor sales and lenses used in the wafer inspection markets. During this time, we reorganized internally and realigned our marketing efforts with the purpose of expanding our focus to include the optoelectronics and fiber telecommunications markets in addition to the traditional optics market.

     In designing our optoelectronic devices, we focused on automation of the manufacturing process. Although many other manufacturers in this industry rely on offshore production to control costs, we believe that automation of the manufacturing process can yield significant costs savings over the long term. Our patented laser fusion and fiber attachment techniques are highly automated, and we believe these techniques provide improve quality and a better flexibility to increase manufacturing capacity in response to growth in demand. Our automation concept was expanded upon with our fiscal 2000 acquisition of Horizon Photonics, Inc. ("Horizon") where we employ the use of robotic welders in manufacturing of isolators.

     The current focus of our development efforts has been to develop new products based on our optical and automation platforms in the areas of isolators, and next generation optical subassemblies, diffractive gratings, waveguides, switches, micro-collimators and lens arrays for use in the telecommunications field as well as new GRADIUM glass materials to be used in various telecom applications.

     We were issued a patent in fiscal year 2000 for development of a process utilizing high-powered lasers for fusion, splicing and polishing of optical material to include optical fiber. Our original process patent is for producing an optical quality material, GRADIUM glass, with an "axial" gradient refractive index (i.e., the index gradient runs parallel to the optical lens axis, rather than perpendicular to the lens axis or "radial"). The GRADIUM glass designated curve is achieved by the controlled combination of multiple glass molecule densities. We have developed a set of proprietary software design tools so that the light upon leaving the glass can be precisely modeled. GRADIUM glass lenses can be produced across a large diameter range (currently 1mm-100mm). Growth in our manufacturing capabilities has led to improved yield and automation, advancing our goal of producing competitively priced optoelectronic and GRADIUM glass products.

     We were issued a patent in fiscal year 2001 relating to our robotic assembly platform used for the manufacturing of isolators and have several other patents in process. We have approximately 50 US and foreign patents in the areas of precision molded optics and Sol-Gel technologies. We also hold the exclusive right to certain materials we believe are key to the development of high precision molded optics.

     In addition, we utilize other optical materials and specialized optical packaging concepts to manipulate light and perform research and development for optical solutions in the fiber telecommunications and traditional optics markets.

     WHERE YOU CAN FIND US. LightPath was incorporated in Delaware in 1992. Our corporate headquarters are located at 3819 Osuna, N.E., Albuquerque, New Mexico, 87109 and our telephone number is (505) 342-1100.

                                  THE OFFERING

Securities Offered by the
Selling Shareholders ..............      A maximum  of  382,250  shares  of Class A Common  Stock are covered by this prospectus.

                                         Represents  181,000  shares of Class A Common Stock issuable upon exercise of options issued to officers and employees of the Company  (the "stock  options"),  and 201,250  shares of
                                         Class A  Common  Stock  issuable  upon  exercise  of  40,250 options issued to certain  holders of the Company's  Class E
                                         shares,   in  connection  with  the  settlement  of  certain
                                         litigation related thereto (3)(the "settlement options").

Class A Common Stock Outstanding
as of November 30, 2001............      19,378,667 shares(1)(2)

Use of Proceeds ...................      We will not receive any of the  proceeds of sales of Class A
                                         Common  Stock  by the  selling  shareholders  but  we  could receive up to $2.1 million from the exercise, if any, of the stock options, and up to $750,663 from the exercise, if any, of the settlement options.

Risk Factors ......................      The shares of Class A Common Stock offered  hereby involve a high degree of risk. See "Risk Factors" on page 9.

Nasdaq National Market Symbol .....      "LPTH"

(1) Does not include shares underlying options outstanding to purchase 4,260,449 shares of Class A Common Stock which are exercisable at option exercise prices ranging from $.63 to $51.56 per share and approximately 470,000 shares of Class A Common Stock reserved for issuance upon future grants of options under LightPath's stock option plans at September 30, 2001.

(2) Does not include an aggregate of 1,167,492 shares of Class A Common Stock at September 30, 2001 consisting of (i) 299,300 shares of Class A Common Stock issuable upon exercise of private placement and other warrants; and (ii) 868,192 shares of Class A Common Stock issuable upon conversion of the 127 remaining shares of Series F Preferred Stock (minimum of 288,001 shares based on the fixed conversion price at closing).

(3)The Settlement Options will be issued as part of the settlement of certain class action litigation involving the holders of the Company's Class E shares. As part of the Settlement Agreement, the Class E shareholders have been offered, in exchange for their settlement of the class action lawsuit, the choice of either: (i) $0.40 per Class E share, or (ii) an Option, for every one hundred
(100) Class E shares held, to purchase five (5) shares of the Company's Class A Common Stock at an exercise price of $3.73. Alternatively, the Class E shareholders have the right to exclude themselves from the Settlement Agreement and preserve their claim. The Options will be distributed to those non-excluded Class E shareholders who have chosen to receive the Option in settlement of their claim (the "Optionholders"). Because the Class E shareholders have not made the foregoing elections as of the time of this filing, the Optionholders to be included herein cannot be determined at this time. The number of shares of common stock registered hereby assumes that all Class E shareholders will elect to receive the Options.

                           FORWARD-LOOKING STATEMENTS

     Throughout this prospectus and the other documents incorporated by reference into this prospectus we make certain "forward-looking" statements. These are statements about future events, results of operations, business plans and other matters. We use words such as "expect", "anticipate", "intend" or other similar words to identify forward-looking statements. These statements are made based on our current knowledge and understanding. However, there can be no assurances as to whether or not actual results will be consistent with these statements. In fact, actual events or results could vary dramatically from these statements as a result of among other factors:

     +    Economic conditions, domestically and internationally

     +    Technological developments

     +    Industry trends

     +    Risk factors described in this prospectus.

     We have no obligation to update the forward-looking statements made in this prospectus or incorporated by reference herein.

                                  RISK FACTORS

THE FOLLOWING RISK FACTORS SHOULD BE READ BY YOU TOGETHER WITH THE MORE DETAILED INFORMATION INCLUDED AT OTHER SECTIONS OF THIS PROSPECTUS AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING THE CLASS A COMMON STOCK OFFERED HEREBY. IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING AT PAGE 8 OF THIS PROSPECTUS. OUR FISCAL YEAR ENDS ON JUNE 30 AND REFERENCES TO YEARS IN THIS PROSPECTUS REFER TO OUR FISCAL YEAR ENDED AS OF JUNE 30 OF THE REFERENCED CALENDAR YEAR.

RISKS RELATED TO OUR FINANCIAL RESULTS
WE HAVE A HISTORY OF LOSSES AND MAY CONTINUE TO INCUR LOSSES.

We incurred net losses of $60.8 million and $15.6 million for the fiscal years ended June 30, 2001 and 2000, respectively. We had accumulated deficits of $105 million and $116 million as of June 30, 2001 and September 30, 2001, respectively. In June 2001, we announced lower net revenue guidance for our fiscal year ending June 30, 2002 from $85 million to $35-55 million due to the unanticipated widespread softening of the U.S. economy and the telecommunications industry in particular. We have experienced order cancellations and extensions of product shipment dates by our customers who are adjusting their inventory levels in response to slower industry growth. These cancellations and extensions adversely impact our revenues and could result in higher inventory levels than required to support our sales levels. These conditions may significantly delay, and could prevent, our ability to achieve profitability. We expect to continue to incur significant product development, sales and marketing and administrative expenses, and, as a result, we will need to generate increased revenues to achieve profitability. Even if we achieve profitability, given the competition in, and the evolving nature of, the optical networking market, we may not be able to sustain or increase profitability on a quarterly or annual basis. As a result, we will need to generate significantly higher revenues while containing costs and operating expenses if we are to achieve profitability.

WE FACE ORDER CANCELLATIONS AND EXTENSIONS OF PRODUCT SHIPMENT DATES BY SOME OF OUR CUSTOMERS.

Our sales are generally made pursuant to purchase orders that are subject to cancellation, modification or rescheduling without significant penalties to our customers. We have recently experienced order cancellations and extensions of product shipment dates by some of our customers. If these or other current customers stop placing orders, or further reduce orders, we may not be able to replace these orders with orders from new customers. The majority of our current customers do not have any minimum purchase obligations, and they may stop placing orders with us at any time, regardless of any forecast they may have previously provided. The loss of any of our key customers or further reductions in sales to these customers would reduce our net revenues from the levels currently expected.

WE HAVE ONLY RECENTLY BEGUN SELLING PRODUCTS TO THE TELECOMMUNICATIONS INDUSTRY.

We have only generated revenues from the sale of products to the telecommunications industry since fiscal 1999. Through June 1996, our primary activities were basic research and development of glass material properties. Moreover, our ability to accurately forecast revenues is impacted by weaknesses and uncertainties regarding overall demand within the telecommunications industry, inventory levels within the industry, sudden order reductions and cancellations by customers, lower backlog of customer orders, and potential pricing pressures that may arise from supply/demand conditions within the industry. Because we have only recently begun to sell these products, we have in the past and may in the future be unable to accurately forecast our revenues from sales of these products, and we have limited meaningful historical financial data upon which to plan future operating expenses. Many of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenue is lower than we project. Major new product introductions will also result in increased operating expenses in advance of generating revenues, if any. Therefore, net losses in a given quarter could be greater than expected. We may not be able to address the risks associated with our limited operating history in an emerging market and our business strategy may not be sustainable. Failure to accurately forecast our revenues and future operating expenses could cause quarterly fluctuations in our net revenues and may result in volatility or a decline in our stock price.

OUR PRODUCTS ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NOT ACHIEVE MARKET ACCEPTANCE.

Many of our telecommunications products are still in the introductory phase, and our current line of GRADIUM products and other traditional optics, have not generated sufficient revenues to sustain operations. While we believe our existing products are commercially viable, we anticipate the need to educate the optical components market in order to generate market demand and market feedback may require us to further refine these products. Development of additional product lines will require significant further research, development, testing and marketing prior to commercialization. There can be no assurance that any proposed products will be successfully developed, demonstrate desirable optical performance, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

OUR PRODUCTS HAVE NOT BEEN DEMONSTRATED TO BE COMMERCIALLY SUCCESSFUL.

Our collimator products have not yet achieved broad commercial acceptance, our isolator sales first entered the commercial production phase in April 2000 with one significant customer and our molded aspheres telecom applications are new. Although we are engaged in negotiations and discussions with potential customers, there can be no assurance that any such discussions will lead to development of commercially viable products or significant revenues, if any, or that any products currently existing or to be developed in the future will attain sufficient market acceptance to generate significant revenues. We must also satisfy industry-standard Telcordia testing on telecommunication products to meet customer requirements, as well as satisfy prospective customers that we will be able to meet their demand for quantities of products, since we may be the sole supplier and licensor. We do not have demonstrated experience as a manufacturer for all our product lines and have limited financial resources. We may be unable to accomplish any one or more of the foregoing to the extent necessary to develop market acceptance of our products.

Although our traditional optics products have been accepted commercially, the benefits of the GRADIUM glass line are not widely known. In order to persuade potential customers to purchase GRADIUM products, we will need to overcome industry resistance to, and suspicion of, gradient lens technology that has resulted from previous failed attempts by various researchers and manufacturers unrelated to us to develop a repeatable, consistent process for producing lenses with variable refractive indices. Prospective customers will need to make substantial expenditures in order to redesign products to incorporate GRADIUM lenses. There can be no assurances that potential customers will view the benefits of our products as sufficient to warrant such design expenditures.

WE DEPEND ON A FEW KEY CUSTOMERS.

In the fiscal year ended June 30, 2001, Agere Systems, Inc., Corning Incorporated and JDS Uniphase accounted for 44%, 7.4%, and 5.2% of our net revenues, respectively. We anticipate that our operating results will continue to depend on sales to a relatively small number of significant customers. The loss of any of these customers, or a significant reduction in sales to any such customers, could adversely affect our revenues.

RISKS RELATED TO THE OPTICAL NETWORKING INDUSTRY

SALES OF OUR PRODUCTS DEPENDS UPON DEPLOYMENT OF OPTICAL NETWORKS TO SATISFY INCREASED BANDWIDTH REQUIREMENTS.

Our future success depends on the continuing increase in the amount of data transmitted over communications networks, or bandwidth, and the growth of optical networks to meet the increased demand for bandwidth. If the Internet does not continue to expand as a widespread communications medium and commercial marketplace, the need for significantly increased bandwidth across networks and the market for optical networking products may not continue to develop. Future demand for our products is uncertain and will depend to a great degree on the continued growth and upgrading of optical networks. If the growth and upgrading of optical networks does not continue, sales of our products may decline, which would adversely affect our revenues.

THE OPTICAL NETWORKING MARKET IS NEW AND UNPREDICTABLE AND CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND EVOLVING STANDARDS.

The optical networking market is relatively new and is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. Because this market is relatively new, it is difficult to predict its potential size or future growth rate. Widespread adoption of optical networks is critical to our future success. Potential end-user customers who have invested substantial resources in their existing copper lines or other systems may be reluctant or slow to adopt a new approach, like optical networks. Our success in generating revenues in this emerging market will depend on, among other things:

     -    maintaining and enhancing our relationships with our customers;
     - the education of potential end-user customers and network service providers about the benefits of optical networks; and
     - our ability to accurately predict and develop our products to meet industry standards.

If we fail to address changing market conditions, the sales of our products may decline, which would adversely impact our revenues.

WE MUST INCREASE OUR SALES VOLUMES, REDUCE OUR COSTS OR INTRODUCE HIGHER MARGIN PRODUCTS TO OFFSET ANTICIPATED REDUCTIONS IN THE AVERAGE SELLING PRICES OF OUR PRODUCTS.

We have experienced decreases in the average selling prices of some of our products, including most of our passive component products. We anticipate that as products in the optical component and module market become more commoditized, the average selling prices of our products may decrease in response to competitive pricing pressures, new product introductions by us, our competitors or other factors. The optical component and module market is experiencing extreme volatility as a result of lower product demand, which will make it difficult for us to increase our sales volume. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes or product mix, our net revenues and gross margins will decline. In addition, to maintain or improve our gross margins, we must continue to reduce the manufacturing cost of our products, and we must develop and introduce new products and product enhancements with higher margins. If we cannot maintain or improve our gross margins, our financial position may be harmed and our stock price may decline.

RISKS RELATED TO OUR BUSINESS

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP AND SUCCESSFULLY INTRODUCE NEW AND ENHANCED PRODUCTS THAT MEET THE NEEDS OF OUR CUSTOMERS.

Our future success depends on our ability to anticipate our customers' needs and develop products that address those needs. Introduction of new products and product enhancements will require that we effectively transfer production processes from research and development to manufacturing and coordinate our efforts with the efforts of our suppliers to rapidly achieve efficient volume production. If we fail to effectively transfer production processes, develop product enhancements or introduce new products that meet the needs of our customers as scheduled, our net revenues may decline.

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

During the calendar year ended December 31, 2000, we acquired both Horizon and Geltech in separate transactions. The efficient integration of these businesses into our organization will be important to our success. If our integration efforts prove to be unsuccessful, our business will suffer. We have spent, and expect to continue to spend, significant financial, management and other resources to integrate these businesses into our organization. Our headcount increased substantially as a result of the acquisitions, and these new employees must be integrated with our existing employees. Both Horizon and Geltech were privately held and may require substantial investments in operational and financial infrastructure to ensure that their systems and processes adequately support operating as a publicly held organization. Each of these organizations will also need additional investments in manufacturing infrastructure in order to develop new products and ramp up production volumes. There can be no assurances that we will be able to retain the key employees of Horizon and Geltech. We have limited experience with integrating acquired businesses into our organization. Our integration efforts may not be successful and may result in unanticipated operations problems, expenses and liabilities and the diversion of management attention. If we are unable to integrate these companies into our organization in a timely and effective manner, our business and our operating results will be adversely affected.

We anticipate that in the future, as part of our business strategy, we may continue to make strategic acquisitions of complementary companies, products or technologies. In the event of any further future acquisitions, we could:

     - issue stock that would dilute our current stockholders' percentage ownership;
     -    incur debt;
     -    assume liabilities; or
     -    incur  expenses  related  to  in-process   research  and  development,
          amortization of intangible assets.

Any future acquisitions also could involve numerous risks, including:

     - problems associated with combining the acquired operations, technologies or products;
     -    unanticipated costs or liabilities;
     -    diversion of management's attention from our core business;
     - adverse effects on existing business relationships with suppliers and customers;
     - risks associated with entering markets in which we have no or limited prior experience; and
     - potential loss of key employees, particularly those of the acquired businesses.

We cannot assure that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, which may harm our business.

COMPETITION MAY INCREASE, WHICH COULD REDUCE OUR SALES AND GROSS MARGINS, OR CAUSE US TO LOSE MARKET SHARE.

Competition in the optical component and module market in which we compete is intense. Many of our competitors are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale and support of their products. In addition, the market capitalization and cash reserves of several of our competitors are much larger than ours, and, as a result, these competitors are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. Such acquisitions could give our competitors a strategic advantage. For example, if our competitors acquire any of our significant customers, these customers may reduce the amount of products they purchase from us. Alternatively, some of our competitors may spin-out new companies in the optical component and module market. These companies may compete more aggressively than their former parent companies due to their greater dependence on our markets. In addition, many of our potential competitors have significantly more established sales and customer support organizations, much greater name recognition, more extensive customer bases, more developed distribution channels and broader product offerings than we have. These companies can leverage their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. Additional competitors may enter the market, and we are likely to compete with new companies in the future. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. As a result of the foregoing factors, we expect that competitive pressures may result in price reductions, reduced margins and loss of market share.

We compete  with  manufacturers  of  conventional  spherical  lens  products and aspherical lens products, producers of optical quality glass and other developers of gradient lens technology as well as telecom product manufacturers. In both the optical lens and telecommunications components markets, we are competing against, among others, established international industry giants. Many of these companies also are primary customers for optical and telecommunication components, and therefore have significant control over certain markets for our products. We are also aware of other companies that are attempting to develop radial gradient lens technology. There may also be others of which we are not aware that are attempting to develop axial gradient lens technology similar to our technology. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than our existing and planned technologies and products.

OUR PRODUCTS MAY CONTAIN UNKNOWN DEFECTS.

Some of our products are designed to be deployed in large and complex optical networks. Because of the nature of these products, they can only be fully tested for reliability when deployed in networks for long periods of time. Our fiber optic products may contain undetected defects when first introduced or as new versions are released, and our customers may discover defects in our products only after they have been fully deployed and operated under peak stress conditions. In addition, our products often are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. If we are unable to fix defects or other problems, we could experience, among other things:

     -    loss of customers;
     -    damage to our brand reputation;
     -    failure to attract new customers or achieve market acceptance;
     -    diversion of development and engineering resources; and
     -    legal actions by our customers or third parties.

The occurrence of any one or more of the foregoing factors could cause our net revenues to decline or otherwise have an adverse effect on our business.

WE FACE PRODUCT LIABILITY RISKS.

The sale of our optical products will involve the inherent risk of product liability claims by others. We do not currently maintain product liability insurance coverage, although we do intend to procure such insurance in the future. Product liability insurance is expensive, subject to various coverage exclusions and may not be obtainable on terms acceptable to us. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event that a product liability claim is successfully asserted.

OUR PRODUCTS HAVE LONG AND VARIABLE SALES CYCLES.

The timing of our revenue is difficult to predict because of the length and variability of the sales and implementation cycles for our products. We do not recognize revenue until a product has been shipped to a customer, all significant vendor obligations have been performed and collection is considered probable. Customers often view the purchase of our products as a significant and strategic decision. As a result, customers typically expend significant effort in evaluating, testing and qualifying our products and our manufacturing process. This customer evaluation and qualification process frequently results in a lengthy initial sales cycle (often one year or longer). While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing and research and development expenses to customize our products to the customer's needs. We may also expend significant management efforts, increase manufacturing capacity and order long lead-time components or materials prior to receiving an order. Even after this evaluation process, a potential customer may not purchase our products. Because of the evolving nature of the optical component and module market, we cannot predict the length of these sales and development cycles. The recent slowdown in the U.S. economy has resulted in order cancellations and extensions of product shipment dates by our customers. These long sales cycles, coupled with the uncertain affects of the slowdown in the U.S. economy, may cause our revenues and operating results to vary significantly and unexpectedly from quarter to quarter, which could continue to cause volatility in our stock price.

WE DEPEND ON KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY.

Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing, manufacturing and support personnel. Our inability to retain or attract key employees could have a material adverse effect on our business and results of operations. Our operations depend, to a great extent, upon the efforts of our senior officers. We also depend upon our ability to attract additional members to our management and operations teams to support our expansion strategy. The loss of any of these key employees would adversely affect our business. We had approximately 200 full-time employees on September 30, 2001. Although we have reduced our workforce by approximately 190 people during the last three quarters, we expect to continue to hire selectively in the manufacturing, engineering, sales and marketing and administrative functions to the extent consistent with our business levels. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful. Competition for highly skilled personnel is intense. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs, which could adversely impact our ability to develop and sell our products.

WE HAVE LIMITED PRODUCT OFFERINGS, SOME OF WHICH ARE CURRENTLY EXPERIENCING A DECLINE IN DEMAND.

We derive a substantial portion of our net revenues from a limited number of products. Specifically, in the fiscal year ended June 30, 2001, we derived approximately 50%, 16%, 14.5% and 19.5% of our net revenues from our isolators, collimators, molded aspheric lenses and traditional optics, respectively. We expect that net revenues from a limited number of products will continue to account for a substantial portion of our total net revenues. Demand for these and other optical component and module products has declined as a result of the recent slowdown in the economy and we have recently experienced order cancellations and delays in product shipment dates by our customers. Aside from the current slowdown in the telecommunications industry, continued and widespread market acceptance of our products is critical to our future success. We cannot assure you that, once the telecommunication industry conditions improve, our current products will achieve market acceptance at the rate at which we expect, or at all, which could adversely affect our results of operations.

WE MUST ACCURATELY TIME OUR MANUFACTURING CAPACITY WITH THE DEMAND FOR OUR PRODUCTS.

We face a challenge in accurately timing the installation of our manufacturing capacity with the demand for our products. Throughout fiscal 2001 we expanded our manufacturing capacity through the expansion of facilities and the hiring of employees and through the acquisition of Geltech. At September 30, 2001, we had a total of 200 full-time employees, up from 125 employees at June 30, 2000 but down from 300 at June 30, 2001. As a result of the recent, and sudden, order cancellations and extensions of product shipment dates by our customers, we are slowing the rate of production of some of our products. We also may curtail efforts to install new equipment in our facilities until market conditions improve. We believe this approach will allow us to quickly ramp production if unit demand for our products merits. However, if demand for our products continues to decline, we may have more employees and facility space than necessary to deliver our products, which would adversely impact our ability to achieve profitability, and could require us to further reduce the size of our operations.

Despite our recent announcement to slow down expansion of our business, we still face challenges as a result of our rapid expansion over the past few fiscal years. The increase in employees as a result of the acquisitions and the growth in our operations, combined with the challenges of managing geographically-dispersed operations, have placed, and will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures and continue to expand, train and manage our work force. The failure to effectively manage our recent growth and to accurately time any future growth with market demand for our products could adversely impact our ability to manufacture and sell our products, which could reduce our revenues.

WE MUST EXPAND OUR SALES ORGANIZATION.

The sale of our products requires long and involved efforts targeted at several key departments within our prospective customers' organizations. Sales of our products require the prolonged efforts of executive personnel and specialized systems and applications engineers working together with a small number of dedicated salespersons. Currently, our sales organization is limited. We will need to grow our sales force in order to increase market awareness and sales of our products. Competition for these individuals is intense, and we might not be able to hire the kind and number of sales personnel and applications engineers we need. If we are unable to expand our sales operations, we may not be able to increase market awareness or sales of our products, which would prevent us from increasing our revenues.

WE MUST MAKE SALES IN A FRAGMENTED MARKET.

The markets for optical lenses and telecommunication components are highly fragmented. Consequently, we will need to identify and successfully target particular market segments in which we believe we will have the most success. These efforts will require a substantial, but unknown, amount of effort and resources. The fragmented nature of the optical products market may impede our ability to achieve commercial acceptance for our products. In addition, our success will depend in great part on our ability to develop and implement a successful marketing and sales program. There can be no assurance that any marketing and sales efforts undertaken by us will be successful or will result in any significant product sales.

CURRENT AND PENDING LITIGATION.

On May 2, 2000, the Company commenced a class action lawsuit in the Chancery Court of Delaware, New Castle County (the "Court"). In this action, the Company sought a declaratory judgment with respect to the Company's right to redeem the Class E Common Stock on March 31, 2001 for $.0001 per share, the right of the holders of Class E Common Stock to vote at the Annual Meeting to be held on October 6, 2000, and for certification of the holders of Class E Common Stock as a class and the named defendants as its representatives. The Options are being distributed as part of the Settlement Agreement that was approved by the Court on November 9, 2001, in settlement of this lawsuit. The Settlement Agreement permits the Class E shareholders to elect not to participate in the settlement and thus will not be binding on any Class E shareholders who so elect.

On or about June 9, 2000, a small group of holders of Class E Common Stock commenced an action in a state court in Texas (the "Texas Action"). Plaintiffs in the Texas Action have made various allegations regarding the circumstances surrounding the issuance of the Class E Common Stock and seek damages based upon those allegations. Although management believes the allegations underlying the Texas litigation are without merit, we are unable to predict the outcome of this litigation.

The Company may from time to time become involved in other lawsuits and legal proceedings. Litigation is subject to inherent uncertainties, and an adverse result in any such matters that may arise from time to time may adversely impact our operating results or financial condition. Additionally, any litigation to which we are subject could require significant involvement of our senior management and may divert management's attention from our business and operations.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL SALES.

For the fiscal year ended June 30, 2001, 14.9% of our net revenues were from sales to international customers. Our international sales will be limited if we cannot establish and/or maintain relationships with international distributors, establish foreign operations, expand international sales, and develop relationships with international service providers. Additionally, our international sales may be adversely affected if international economies weaken. We are subject to risks including the following:

     - greater difficulty in accounts receivable collection and longer collection periods;
     -    the impact of recessions in economies outside the United States;
     -    unexpected changes in regulatory requirements;
     - sudden and unexpected reductions in demand in particular countries in response to exchange rate fluctuations;
     -    certification requirements;
     -    reduced protection for intellectual property rights in some countries;
     -    potentially adverse tax consequences; and
     -    political and economic instability.

While we expect our international revenues to be denominated predominantly in U.S. dollars, in the future a portion of our international revenues and expenses may be denominated in foreign currencies. Accordingly, we could experience the risks of fluctuating currencies and the corresponding exchange rates.

OUR STOCK PRICE IS VOLATILE.

Broad market fluctuations or fluctuations in our operations may adversely affect the market price of our Common Stock. The market for our Common Stock is volatile. The trading price of our Common Stock has been and will continue to be subject to:

     - volatility in the trading markets generally and in our particular market segment;
     - significant fluctuations in response to quarterly variations in operating results;
     -    announcements   regarding   our   business  or  the  business  of  our
          competitors;
     -    changes in prices of our or our competitors' products and services;
     -    changes in product mix;
     -    changes in revenue and revenue growth rates; and
     -    other events or factors.

Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our Common Stock. In addition, the stock market as a whole, as well as our particular market segment, have from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many companies and which often have been unrelated to the operating performance of these companies.

OWNERSHIP BY EXISTING MANAGEMENT.

If our management and shareholders act in concert, disposition of matters submitted to shareholders or the election of the entire Board of Directors may be hindered. We estimate that management and our principal shareholders beneficially owned approximately 26.2% of the aggregate Common Stock outstanding as of August 1, 2001.

SOME PROVISIONS IN OUR CHARTER DOCUMENTS AND BYLAWS MAY HAVE ANTI-TAKEOVER EFFECTS.

Our Certificate of Incorporation and Bylaws contain some provisions that could have the effect of discouraging a prospective acquirer from making a tender offer, or which may otherwise delay, defer or prevent a change in control.

ABSENCE OF DIVIDENDS TO SHAREHOLDERS.

Our Board has never declared a dividend on our Common Stock. We do not anticipate paying dividends on the Common Stock in the foreseeable future. It is anticipated that earnings, if any, will be reinvested in the expansion of our business.

OUR CONVERTIBLE PREFERRED STOCK, WARRANTS AND OPTIONS MAY AFFECT OUR FUTURE FINANCING.

The existence of our outstanding Convertible Preferred Stock, options or warrants may adversely affect the terms on which we can obtain additional financing. As of September 30, 2001, there were outstanding:

     - warrants issued in private placement and other transactions pursuant to which 299,300 shares of Common Stock are issuable;

     - 127 shares of Series F Convertible Preferred Stock, $.01 par value per share, pursuant to which 868,192 shares of Common Stock are reserved for issuance to the holders of the shares of Series F Convertible Preferred Stock upon conversion of such shares (minimum of 288,001 shares based on the fixed conversion price at closing); and

     - outstanding options to purchase an aggregate of 4,260,449 shares of Common Stock.

In addition, approximately 470,000 shares of Common Stock were reserved as of September 30, 2001 for issuance pursuant to future grants to be made under the Omnibus Incentive Plan and Directors Stock Incentive Plan.

For the life of such options, warrants and Convertible Preferred Stock, the holders will have the opportunity to profit from a rise in the price of the underlying common stock, with a resulting dilution in the interest of other holders of common stock upon exercise or conversion. Further, the option and warrant holders can be expected to exercise their options and warrants at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued common stock on terms more favorable to us than those provided by such options or warrants.

WE HAVE AGREED TO CERTAIN LIMITATIONS UPON POTENTIAL LIABILITY OF OUR DIRECTORS.

Our Certificate of Incorporation provides that directors will not be personally liable for monetary damages to LightPath or its shareholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Certificate of Incorporation could prevent the recovery of monetary damages by LightPath or its shareholders.

WE MUST MAINTAIN COMPLIANCE WITH CERTAIN CRITERIA IN ORDER TO MAINTAIN LISTING OF OUR SHARES ON THE NASDAQ MARKET.

The Company's Common Stock is currently traded on the Nasdaq National Market. Failure to meet the applicable quantitative and/or qualitative maintenance requirements of Nasdaq could result in our securities being delisted from the Nasdaq National Market. If delisted from the Nasdaq National Market, our securities may be eligible for trading on the Nasdaq SmallCap Market, the OTC Bulletin Board or on other over-the-counter markets, although there can be no assurance that our securities will be eligible for trading on any alternative exchanges or markets. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of our securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price and difficulty in obtaining future financing.

WE MAY NOT HAVE ENOUGH FUNDS AVAILABLE TO REDEEM OUTSTANDING SHARES OF PREFERRED STOCK.

In the event of automatic conversion of the Series F Preferred Stock, three years after issuance LightPath has the right to redeem such preferred stock for cash. In addition, a Liquidation Event, as defined in the applicable Certificate of Designation, may require redemption of the Series F Preferred Stock for cash. There can be no assurance that we will have adequate cash to effect such cash redemptions in the future.

WE WILL RECOGNIZE A SUBSTANTIAL CHARGE TO INCOME UPON CONVERSION OF OUR CLASS E COMMON STOCK.

In the event any shares of the Class E Common Stock held by shareholders who are officers, directors, employees or consultants of the Company converted into shares of Common Stock, we will record compensation expense for financial reporting purposes during the period conversion appears probable. These conversion rights expired on September 30, 2000 based on the operating results of the Company for the year ended June 30, 2000. Our management believes the conversion rights have not been met and that, as a result, the Class E Common Stock will be subject to redemption for a nominal amount. However, we continue to be involved in litigation regarding the Class E Common Stock, the outcome of which cannot be determined at this time. Any adverse determination in such litigation, including any determination resulting in a conversion of the Class E Common Stock, could have a material adverse effect on the market price of the Common Stock.

RISK THAT FORWARD-LOOKING STATEMENTS MAY NOT COME TRUE.

This report contains forward-looking statements that involve risks and uncertainties. We use words such as "believe", "expect," "anticipate," "plan" or similar words to identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. You should not place undue reliance on these forward-looking statements, which speak as of the date of this report. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this report.

ELECTRICAL BLACKOUTS AND OTHER BUSINESS INTERRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. We do not have a detailed disaster recovery plan. We carry only a limited amount of business interruption insurance, which may not sufficiently compensate us for losses that may occur. Our facilities in the State of California may be subject to electrical blackouts as a consequence of a shortage of available electrical power in the state. We currently do not have backup generators or alternate sources of power in the event of a blackout. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our affected facilities. Any losses or damages incurred by us as a result of blackouts or other business interruptions could impair our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

WE MAY NEED ADDITIONAL FUTURE FINANCING IN ORDER TO FUND OUR OPERATIONS AND PLANS FOR GROWTH.

There can be no assurance that the Company will generate sufficient revenues to fund its future operations and growth strategies. We may need to obtain additional financing in the future. We do not have any commitments from others to provide additional financing in the future and there can be no assurance that any such additional financing will be available if needed or, if available, will be on terms favorable to us. In the event such needed financing is not obtained, our operations will be materially adversely affected and we could be forced to cease or substantially reduce operations. Any additional equity financing may be dilutive to shareholders, and debt financings, if available, may involve restrictive covenants.

OUR BUSINESS DEPENDS UPON THE EFFORTS OF THIRD PARTIES.

Our strategy for the research, development and commercialization of certain products entails entering into various arrangements with corporate partners, OEMs, licensees and others in order to generate product sales, license fees, royalties and other funds adequate for product development. We may also rely on our collaborative partners to conduct research efforts, product testing and to manufacture and market certain of our products. Although we believe that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within our control. There can also be no assurance that we will be successful in establishing any such collaborative arrangements or that, if established, the parties to such arrangements will assist us in commercializing products. We have a non-exclusive agreement with a catalog company to distribute certain of our products. We have formalized relationships with eight foreign distributors to create markets for GRADIUM in their respective countries. There can be no assurance that these parties, or any future partners, will perform their obligations as expected or that any revenue will be derived from such arrangements.

RISKS RELATED TO MANUFACTURING OUR PRODUCTS

IF WE DO NOT ACCURATELY PROJECT DEMAND FOR OUR PRODUCTS, WE WILL HAVE EXCESS MANUFACTURING CAPACITY OR INSUFFICIENT MANUFACTURING CAPACITY.

We currently manufacture substantially all of our products in our facilities located in Albuquerque, New Mexico, Walnut, California and Orlando, Florida. Based on the recent and sudden change in U.S. economic conditions, we now expect lower demand for our products in fiscal 2002. We intend to lower production output during the first part of fiscal 2002 while retaining flexibility to meet demand if it should increase in the near future. We expect that the production slowdown will negatively impact our gross margins during the first half of fiscal 2002. If we fail to accurately coordinate our production capacity and output with demand for our products in the future, we may have excess capacity or insufficient capacity, either of which may seriously harm our results of operations.

Furthermore, we may experience delays, disruptions or quality control problems in our manufacturing operations, and, as a result, product shipments to our customers could be delayed beyond the revised shipment schedules requested by our customers, which would negatively impact our revenues, competitive position and reputation. For example, we have, in the past, experienced a disruption in the manufacture of some of our products due to changes in our manufacturing processes, which resulted in reduced manufacturing yields and delays in the shipment of our products. If we experience similar disruptions in the future, it may result in lower yields or delays of our product shipments, which could adversely affect our revenues, gross margins and results of operations.

OUR FAILURE TO ACCURATELY FORECAST MATERIAL REQUIREMENTS COULD CAUSE US TO INCUR ADDITIONAL COSTS, HAVE EXCESS INVENTORIES OR HAVE INSUFFICIENT MATERIALS TO BUILD OUR PRODUCTS.

We use rolling forecasts based on anticipated product orders to determine our materials requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary materials. Lead times for materials that we order vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms and current market demand for the materials at a given time. If we overestimate our material requirements, we may have excess inventory, which would increase our costs. If we underestimate our material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our results of operations. Recent order cancellations and extension of product delivery dates by our customers have created a risk of material obsolescence. Additionally, in order to avoid excess material inventories we may incur cancellation charges associated with modifying existing purchase orders with our vendors.

IF WE DO NOT ACHIEVE ACCEPTABLE MANUFACTURING YIELDS OR SUFFICIENT PRODUCT RELIABILITY, OUR ABILITY TO SHIP PRODUCTS TO OUR CUSTOMERS COULD BE DELAYED.

The manufacture of our products involves complex and precise processes. Our manufacturing costs for several products are relatively fixed, and, thus, manufacturing yields are critical to our results of operations. Changes in our manufacturing processes or those of our suppliers, or the use of defective materials, could significantly reduce our manufacturing yields and product reliability. In addition, we may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines. We may experience lower than targeted product yields in the future which could adversely affect our operating results.

IF OUR CUSTOMERS DO NOT QUALIFY OUR MANUFACTURING LINES FOR VOLUME SHIPMENTS, OUR OPERATING RESULTS COULD SUFFER.

Generally, customers do not purchase our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. Our existing manufacturing lines, as well as each new manufacturing line, must pass through varying levels of qualification with our customers. Customers may require that we be registered under international quality standards, such as ISO 9001. This customer qualification process determines whether our manufacturing lines meet the customers' quality, performance and reliability standards. If there are delays in qualification of our products, our customers may drop the product from a long-term supply program, which would result in significant lost revenue opportunity over the term of that program.

WE DEPEND ON SINGLE OR LIMITED SOURCE SUPPLIERS FOR SOME OF THE KEY MATERIALS IN
OUR  PRODUCTS,   WHICH  MAKES  US  SUSCEPTIBLE  TO  SUPPLY  SHORTAGES  OR  PRICE
FLUCTUATIONS.

We currently purchase several key materials used in the manufacture of our products from single or limited source suppliers. We may fail to obtain required materials in a timely manner in the future, or could experience further delays from evaluating and testing the products of these potential alternative suppliers. The recent softening of demand in the telecommunications industry could adversely impact the financial condition of our suppliers, many of whom have limited financial resources. We have in the past, and may in the future, be required to provide advance payments in order to secure key materials from financially limited suppliers. Financial or other difficulties faced by these suppliers could limit the availability of key components or materials. Additionally, financial difficulties could impair our ability to recover advances made to these suppliers. Any interruption or delay in the supply of any of these materials, or the inability to obtain these materials from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY.

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We cannot assure that our patent applications will be approved, that any patents that may issue will protect our intellectual property or that third parties will not challenge any issued patents. Other parties may independently develop similar or competing technology or design around any patents that may be issued to us.

WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES AND LITIGATION.

We anticipate, based on the size and sophistication of our competitors and the history of rapid technological advances in our industry, that several competitors may have patent applications in progress in the United States or in foreign countries that, if issued, could relate to products similar to ours. If such patents were to be issued, the patent holders or licensees may assert infringement claims against us or claim that we have violated other intellectual property rights. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidate our proprietary rights. The lawsuits, regardless of their merits, could be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following, any of which could harm our business:

     - stop selling, incorporating or using our products that use the disputed intellectual property;
     - obtain from third parties a license to sell or use the disputed technology, which license may not be available on reasonable terms, or at all; or
     -    redesign our products that use the disputed intellectual property.

IF WE ARE UNABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

We regard substantial elements of our technology as proprietary and attempt to protect them by relying on patent, trademark, service mark, copyright and trade secret laws. We also rely on confidentiality procedures and contractual provisions with our employees, consultants and corporate partners. The steps we take to protect our intellectual property may be inadequate, time consuming and expensive. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business.

It may be necessary to litigate to enforce our patents, copyrights, and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation can be time consuming, distracting to management, expensive and difficult to predict. Our failure to protect or enforce our intellectual property could have an adverse effect on our business, financial condition, prospects and results of operation.

NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY MAY NOT BE AVAILABLE TO US OR MAY BE VERY EXPENSIVE.

From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, or at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm our ability to manufacture and sell our products.

                              SELLING SHAREHOLDERS

     During our fiscal year ended June 30, 2001, we issued options to purchase 181,000 shares of Class A Common Stock to officers and employees pursuant to a Stock Option Agreement entered into for each named individual. Each option entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.63 per share, with an average of a four year vesting period, and a term of ten years. On November 9, 2001 we offered 201,250 options to purchase shares of Class A Common Stock to pursuant to a settlement of certain class action litigation involving the holders of the Company's Class E shares. Each option entitles the holder to purchase five share of Class A Common Stock at an exercise price of $3.73 per share, with immediate vesting, and a term of two years. This Prospectus covers shares of Class A Common Stock that may be acquired by the selling shareholders upon exercise of these options.

     The following table provides information as of November 30, 2001, with respect to the Class A Common Stock beneficially owned by each selling shareholder after giving effect to the issuance of shares for the exercise of the option being registered. For purposes of the information set forth in this table, the number of shares beneficially owned includes shares issuable upon the exercise of a warrant, incentive stock options or director stock options that are vested on November 30, 2001 or within sixty days thereafter.

TOTAL SHARES CLASS A COMMON STOCK
OUTSTANDING AS OF NOVEMBER 30, 2001:  19,378,667

                                                                                                     Beneficially Owned
                                                                                                     After the Offering
                                                                 Number of                         ----------------------
                                                                   Shares                                      Percent of
                                                                Beneficially        Number of                    Class A
                                        Position, Office or     Owned Prior to     Shares being      Number      Common
                                       Material Relationship   the Offering (1)      Offered       Of Shares    Stock (12)
                                       ---------------------   ----------------      -------       ---------    ----------
Shares of Common Stock underlying
Stock Options:
Donald Lawson                          Former CEO                280,500 (2)         25,000 (2)     255,500        1.4%
Mark Fitch                             Senior Vice President      51,000 (3)         16,000 (3)      35,000          *
                                       CFO and Senior Vice
Donna Bogue                            President                  49,750 (4)         16,000 (4)      33,750          *
William Walters                        VP Engineering             56,500 (5)         12,000 (5)      44,500          *
Jeanne Mordarski                       VP                         29,500 (6)         12,000 (6)      17,500          *
Stephen Barna                          VP Sales                   37,400 (7)         16,000 (7)      21,400          *
Jean-Luc Nogues                        CEO, Geltech Inc.          36,000 (8)         16,000 (8)      20,000          *
D. Todd Childress                      Geltech Inc. -Finance      24,500 (9)         12,000 (9)      12,500          *
Ed Patton                              Geltech Inc.- Sales        16,250 (10)        10,000 (10)      6,250          *
Robert Cullen                          CEO, Horizon
                                       Photonics Inc.            234,279             20,000         214,279         1.2%
Richard Sweeney                        Horizon Photonics
                                       Inc. - Manuf.             404,579             16,000         388,579         2.1%
Randall Niles                          Horizon Photonics
                                       Inc.- Operations           14,250 (11)        10,000 (11)      4,250          *
                                                                                   --------                        ----
Stock Options - Employees                                                           181,000                         6.4%

Shares of Common Stock underlying
Settlement Options:
Recipients of Settlement Options (**)                              (**)             201,250           (**)         (**)
                                                                                   --------                        ----
Settlement Options                                                                  201,250                        (**)
                                                                                   --------                        ----
    Total Stock Options                                                             382,250                        (**)
                                                                                   ========                        ====

*    Represents beneficial ownership of less than 1%
** The Settlement Options will be issued as part of the settlement of certain class action litigation involving the holders of the Company's Class E shares. As part of the Settlement Agreement, the Class E shareholders have been offered, in exchange for their settlement of the class action lawsuit, the choice of either: (i) $0.40 per Class E share, or (ii) an Option, for every one hundred (100) Class E shares held, to purchase five (5) shares of the Company's Class A Common Stock at an exercise price of $3.73. Alternatively, the Class E shareholders have the right to exclude themselves from the Settlement Agreement and preserve their claim. The Options will be distributed to those non-excluded Class E shareholders who have chosen to receive the Option in settlement of their claim (the "Optionholders"). Because the Class E shareholders have not made the foregoing elections as of the time of this filing, the Optionholders to be included herein cannot be determined at this time. The number of shares of common stock registered hereby assumes that all Class E shareholders will elect to receive the Options.
1) Except as otherwise noted, and subject to community property laws, where applicable, each person named in the table has sole voting power and investment power with respect to all shares shown as beneficially owned.
2) Includes 213,000 shares underlying options, does not include 97,500 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
3) Includes 35,000 shares underlying options, does not include 42,500 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
4) Includes 33,750 shares underlying options, does not include 26,250 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
5) Includes 44,500 shares underlying options, does not include 22,500 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
6) Includes 17,500 shares underlying options, does not include 35,000 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
7) Includes 21,400 shares underlying options, does not include 24,200 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
8) Includes 20,000 shares underlying options, does not include 60,000 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
9) Includes 12,500 shares underlying options, does not include 37,500 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
10) Includes 6,250 shares underlying options, does not include 18,750 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
11) Includes 4,250 shares underlying options, does not include 12,750 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
12) The percentage interest of each selling shareholder is based on the beneficial ownership of that selling shareholder divided by the sum of the current outstanding shares of Class A Common Stock plus the additional shares, if any, which would be issued to that selling shareholder (but not any other selling shareholder) after the exercising of the options in the future.

                                 USE OF PROCEEDS

     Each of the selling shareholders will receive the net proceeds from the sale of its shares of Class A Common Stock. LightPath will not receive any proceeds from these sales. We will however receive proceeds from the exercise of the stock options and the settlement options. Each stock option entitles the holder to purchase shares of common stock at a price per share of $11.63. This purchase price is payable in cash or by surrendering a number of shares of our common stock having a fair market value equal to the applicable exercise price on the exercise date. If all of the stock options were exercised, we would receive gross proceeds of up to $2,105,030 which we expect would be used for general corporate purposes. Each settlement option entitles the holder to purchase five (5) shares of the Company's Class A Common Stock, at a price per share of $3.73, the average closing price from November 26, 2001 through December 7, 2001. If all of the settlement options were exercised, we would receive gross proceeds of up to $750,663, which we expect would be used for general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

     The selling shareholders may use this prospectus from time to time to sell their shares of common stock at a price determined by the shareholder making such sale. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              PLAN OF DISTRIBUTION

     The Class A Common Stock may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:

     (a)  a  block  trade  in  which  a  selling   shareholder   will  engage  a
broker-dealer who will then attempt to sell the common stock, or position and resell a portion of the block as principal to facilitate the transaction;

     (b)  purchases  by  a  broker-dealer   as  principal  and  resale  by  such
broker-dealer for its account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of such exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     (e) any combination of the foregoing, or by any other legally available means. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in an unregistered transaction under Rule 144 rather than pursuant to this prospectus.

     LightPath will bear all of the costs and expenses of registering under the Securities Act the sale of the common stock offered by this prospectus. Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling shareholders.

     LightPath has agreed to indemnify the selling shareholders against certain liabilities in connection with the offering of the common stock, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

     In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be made through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

     Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling shareholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling shareholders.

                            DESCRIPTION OF SECURITIES

     We have previously registered our Class A Common Stock under the Exchange Act by filing a Form 8-A on January 13, 1996. Please refer to that registration statement for a description of the rights, privileges and preferences of our Class A Common Stock.

                                  LEGAL MATTERS

     Certain legal matters have been passed upon for us by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                                     EXPERTS

     The consolidated financial statements of LightPath Technologies, Inc. as of June 30, 2001 and 2000, and for the years then ended, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     On October 6, 2000, James L. Adler, Jr. was elected to serve as a director of LightPath until the 2003 annual meeting of shareholders. Mr. Adler is a partner of the law firm of Squire, Sanders & Dempsey L.L.P., which has issued an opinion as to the validity of the shares offered by this prospectus and also provides legal services to us on a regular basis. Mr. Adler holds options under the Directors Stock Option Plan to purchase 59,176 shares of Class A Common Stock at exercise prices ranging from $3.25 to $28.03. As of October 31, 2001, these shares represented less than 1% of the total outstanding shares of Class A Common Stock.

                                 INDEMNIFICATION

     Article TENTH of LightPath's Certificate of Incorporation, as amended, provides as follows:

     TENTH: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the DGCL. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

     Article VII of the LightPath's Bylaws provides, in summary, that LightPath is required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit, action or proceeding by reason that such person is or was an officer, director, employee or agent of LightPath. Indemnification is against all liability and loss suffered and expenses reasonably incurred. Unless required by law, no such indemnification is required by LightPath of any person initiating such suit, action or proceeding without board authorization. Expenses are payable in advance if the indemnified party agrees to repay the amount if he is ultimately found to not be entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of LightPath pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

=====================================    =======================================

NO  DEALER,  SALES  PERSON  OR  OTHER
PERSON  HAS BEEN  AUTHORIZED  TO GIVE
ANY   INFORMATION   OR  TO  MAKE  ANY
REPRESENTATION   OTHER   THAN   THOSE
CONTAINED IN THIS  PROSPECTUS AND, IF         LIGHTPATH TECHNOLOGIES, INC.
GIVEN OR MADE,  SUCH  INFORMATION  OR
REPRESENTATION  MUST  NOT  BE  RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY  OR  ANY  UNDERWRITER.   THIS
PROSPECTUS  DOES  NOT  CONSTITUTE  AN               382,250 SHARES
OFFER TO SELL OR A SOLICITATION OF AN            CLASS A COMMON STOCK
OFFER  TO BUY  ANY OF THE  SECURITIES
OFFERED   HEREBY  BY  ANYONE  IN  ANY
JURISDICTION  IN WHICH  SUCH OFFER OR
SOLICITATION  IS NOT AUTHORIZED OR IN
WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION  IS NOT  QUALIFIED TO DO
SO OR TO ANY  PERSON  TO  WHOM  IT IS
UNLAWFUL   TO  MAKE  SUCH   OFFER  OR
SOLICITATION  IN  SUCH  JURISDICTION.
NEITHER   THE    DELIVERY   OF   THIS
PROSPECTUS    NOR   ANY   SALE   MADE                PROSPECTUS
HEREUNDER     SHALL,     UNDER    ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT  THE   INFORMATION   HEREIN   IS
CORRECT AS OF ANY TIME  SUBSEQUENT TO
THE DATE  HEREOF  OR THAT  THERE  HAS
BEEN NO CHANGE IN THE  AFFAIRS OF THE
COMPANY SINCE SUCH DATE.


          TABLE OF CONTENTS

                                 Page
                                 ----
Where You Can Find More
 Information                     (ii)
Prospectus Summary                  1
The Offering                        6
Risk Factors                        8
Selling Shareholders               25
Use of Proceeds                    27
Determination of Offering Price    27
Plan of Distribution               27
Description of Securities          29
Legal Matters                      29
Experts                            29
Interest of Named Experts
 and Counsel                       29              DECEMBER 20, 2001
Indemnification                    29

=====================================    =======================================

                               PART II TO FORM S-3

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by
LightPath:

                                                                   Amount
                                                                -----------

SEC Registration Fee........................................    $    355.38
Legal fees and expenses.....................................    $ 10,000.00(1)
Accounting fees and expenses................................    $ 10,000.00(1)
Printing expenses...........................................    $    500.00(1)
                                                                -----------
Total.......................................................    $ 20,855.38
                                                                ===========

(1)  Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article TENTH of the Company's Certificate of Incorporation, as amended, provides as follows:

     TENTH: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the DGCL. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

     Article VII of the Company's Bylaws provides, in summary, that the Company is required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit, action or proceeding by reason that such person is or was an officer, director, employee or agent of the Company. Indemnification is against all liability and loss suffered and expenses reasonably incurred. Unless required by law, no such indemnification is required by the Company of any person initiating such suit, action or proceeding without board authorization. Expenses are payable in advance if the indemnified party agrees to repay the amount if he is ultimately found to not be entitled to indemnification.

ITEM 16. EXHIBITS.

Exhibit                                                    Page Number or
Number               Description                          Method of Filing
------               -----------                          ----------------
  5       Opinion of Squire, Sanders & Dempsey LLP               *

 23.1     Consent of KPMG LLP                                    *

 23.3     Consent of Squire, Sanders & Dempsey LLP      Included in Exhibit 5

 24       Powers of Attorney                            See signature page

----------
* Filed herewith.

ITEM 17. UNDERTAKINGS

     A.   The undersigned Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) include any additional or changed material information on the plan of distribution; provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Albuquerque, State of New Mexico, on December 19, 2001.

                                        LIGHTPATH TECHNOLOGIES, INC.,
                                        a Delaware corporation

                                        /s/ Donna Bogue
                                        ----------------------------------------
                                        By: Donna Bogue, Chief Financial Officer
                                            and Treasurer

                           SPECIAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, constitutes and appoints each of Robert Ripp and Donna Bogue, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre and post-effective amendments (including all subsequent registration statements and amendments thereto filed pursuant to Rule 462(b)) to this Form S-3 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in person, hereby ratifying and confirming all that such attorney-in-fact and agents may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

     Signature                        Title                           Date
     ---------                        -----                           ----

/s/ Robert Ripp             Chairman of the Board and          December 19, 2001
------------------------    Interim CEO (Interim Principal
Robert Ripp                 Executive Officer)

/s/ Donna R. Bogue          CFO and Treasurer (Principal       December 19, 2001
------------------------    Financial and Accounting
Donna R. Bogue              Officer)

/s/ James L. Adler, Jr.     Director                           December 19, 2001
------------------------
James L. Adler, Jr.

/s/ Louis Leeburg           Director                           December 19, 2001
------------------------
Louis Leeburg

/s/ Robert Bruggeworth      Director                           December 19, 2001
------------------------
Robert Bruggeworth

/s/ Dr. Steve Brueck        Director                           December 19, 2001
------------------------
Dr. Steve Brueck

/s/ Gary Silverman          Director                           December 19, 2001
------------------------
Gary Silverman